Exhibit 24.2
POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints Gary J. Wojtaszek and Kimberly H. Sheehy and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all documents relating to the Annual Report on Form 10-K of CyrusOne LP, including any and all amendments and supplements thereto, for the year ended December 31, 2014 and to file the same with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Signature	Date

/s/ Alex Shumate
Alex Shumate, Chairman of the Board of CyrusOne Inc.	February 27, 2015

/s/ William E. Sullivan
William E. Sullivan, Director of CyrusOne Inc.	February 27, 2015

/s/ John Gamble
John Gamble, Director of CyrusOne Inc.	February 27, 2015

/s/ T. Tod Nielsen
T. Tod Nielsen, Director of CyrusOne Inc.	February 27, 2015

/s/ Melissa E. Hathaway
Melissa E. Hathaway, Director of CyrusOne Inc.	February 27, 2015

/s/ David H. Ferdman
David H. Ferdman, Director of CyrusOne Inc.	February 27, 2015

/s/ Lynn Wentworth
Lynn Wentworth, Director of CyrusOne Inc.	February 27, 2015